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               COGNITRONICS REPORTS FOURTH QUARTER
           NET INCOME OF 28 CENTS ON IMPROVED REVENUES

DANBURY, CT,  March 24, 2005 - Cognitronics(r) Corporation
(AMEX:CGN) today reported net income of $1.8 million, or $.28 per share on a diluted basis, for the quarter ended December 31, 2004 compared to a net loss of $1.4 million, or $.25 per share on a diluted basis, in the prior year's quarter.

Revenues for the fourth quarter were $5.8 million in 2004, up 221% from $1.8 million in 2003.

The company said that the $4 million increase in fourth quarter 2004 sales from the comparable 2003 period was attributable to a sales increase of $4.1 million to $4.9 million in its domestic operations, offset, in part, by a $.1 million sales decrease in its European distributorship operations. Fourth quarter sales by domestic operations included sales to a large telecommunications service provider of $4.3 million in 2004.

"The substantial improvement in fourth quarter 2004 results is due to the timing of two large orders from one customer for the Company's CX Media Servers,"said Brian J. Kelley, president and chief executive officer of Cognitronics. "In the first quarter of 2005, the Company expects to report a lower first quarter net loss compared to the first quarter of 2004 on slighly higher revenues. Capital spending forecasts for the telecommunications industry for the year 2005 reflect an upward trend, but the timing of such spending continues to be uncertain and may be adversely impacted by mergers and acquisitions among tellecommunications service providers. However, in 2005, the Company expects additional, substantive orders for CX Media Servers from this customer, the timing of which are dependent on the customer's decision as to when to introduce new services to its subscribers.

For the year ended December 31, 2004, the net loss was $.6 million, or $.10 per diluted share, compared to a net loss of $3.6 million,
or $.64 per diluted share, in 2003.   Revenues for the year were
$14.2 million in 2004, up 39% from $10.3 million in 2003.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the
Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.
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                   COGNITRONICS CORPORATION
                      SUMMARY OF RESULTS



                                                      Three Months
                                                   Ended December 31,
                                                    2004        2003

Net revenues                                    $5,832,000   $1,815,000

Net income (loss)                               $1,769,000  ($1,433,000)

Net income (loss) per share:

    Basic                                             $.30        ($.25)

    Diluted                                           $.28        ($.25)

Weighted average number of shares outstanding:

    Basic                                        5,875,130    5,645,341

    Diluted                                      6,362,235    5,645,341




                                                  Year Ended December 31,

                                                     2004         2003

Net revenues                                     $14,225,000  $10,257,000

Net loss                                           ($554,000) ($3,550,000)

Net loss per share:

    Basic                                              ($.10)       ($.64)

    Diluted                                            ($.10)       ($.64)

Weighted average number of shares outstanding:

    Basic                                          5,780,603    5,579,514

    Diluted                                        5,780,603    5,579,514